Exhibit 10.22

SECOND AMENDMENT OF PURCHASE

AND SALE AGREEMENT

Second Amendment of Purchase and Sale Agreement (this “Amendment”), made and entered into this 17th day of February, 2006, by and between General America Corporation, a Washington corporation (“Seller”) and Microsoft Corporation, a Washington corporation (“Purchaser”).

RECITALS

A. Seller and Purchaser are the parties to that certain Purchase and Sale Agreement and Joint Escrow Instructions effective as of January 13, 2006, as amended by First Amendment of Purchase and Sale Agreement dated February 17, 2006 (the “Agreement”).

B. The parties desire to amend the Agreement as set forth herein.

AGREEMENTS

1. Data Center Agreement. Pursuant to Section 5.4 of the Agreement the parties have agreed that the Data Center Agreement, as defined in that Section, shall be in the form of the document attached to this Amendment as Exhibit A, and that all references in the Agreement to the “Data Center Agreement” shall be deemed to refer to the document attached hereto as Exhibit A. Neither party shall have any further right to terminate the Agreement pursuant to the termination provisions of Section 5.4.

2. Certain Pre-Closing Matters. A new Article XVIII is added to the Agreement as follows:

“ARTICLE XVIII

CERTAIN PRE-CLOSING MATTERS

Section 18.1 Lot Line Adjustment. Provided that Seller does not exercise its right to terminate this Agreement pursuant to Section 2.3, then, provided Purchaser is not in default under this Agreement, promptly following the lapse (or earlier express waiver by Seller) of such termination right Seller shall, at the request of Purchaser, apply to City of Redmond (“COR”) for a boundary line adjustment of the boundary between Lot 4 and Lot 5 of the Real Property and Data Center Property to adjust such boundary to be as set forth in Exhibit L to this Agreement (the “BLA”). Seller shall execute such documents and make such applications as are necessary to obtain approval of the BLA, provided that (i) Purchaser shall provide at its expense such surveys and other technical documents and such personnel and other assistance as may be required to process the BLA application, (ii) Purchaser shall reimburse Seller for its out of pocket expenses incurred in connection with its making application for and obtaining the approval of the BLA within ten (10) business days of Purchaser’s receipt of each invoice therefor.

If the BLA is approved by COR, Purchaser shall at its expense, with contractors selected by and retained by Purchaser, reconfigure the parking lot on the Data Center Property as shown on Exhibit L, and shall, during such time as and to the extent that such parking lot is unavailable to the occupants of the Data Center Property by reason of such re-configuration, Purchaser shall provide at its expense (but on the Real Property, at such location as is designated by Seller) alternate parking for all such occupants of the Data Center Property. Seller agrees to execute such permit applications as are required to allow the reconfiguration of the parking lot on the Data Center Property and the provision of such alternate parking, provided that (i) Purchaser shall provide at its expense such plans and other technical documents as may be required by COR to process such permit applications, (ii) Purchaser shall reimburse Seller for its out of pocket expenses incurred in connection with its making application for and obtaining approval of such permits within ten (10) business days of Purchaser’s receipt of each invoice therefor.

Section 18.2 Detention Pond. Provided that Seller does not exercise its right to terminate this Agreement pursuant to Section 2.3, then, provided Purchaser is not in default under this Agreement, promptly following the lapse (or earlier express waiver by Seller) of such termination right Seller shall, at the request of Purchaser, apply to COR for the permits necessary to allow the filling of the detention pond located at the Northeast corner of Lot 2 of the Real Property. Seller shall execute such documents and make such applications as are necessary to obtain approval of such permits, provided that (i) Purchaser shall provide at its expense such plans and other technical documents and such personnel and other assistance as may be required to process such permit applications, (ii) Purchaser shall reimburse Seller for its out of pocket expenses incurred in connection with its making application for and obtaining the approval of such permits within ten (10) business days of Purchaser’s receipt of each invoice therefor.

If the necessary permits are obtained, Purchaser may, at its option, at its expense, with contractors selected by and retained by Purchaser, cause the filling of the detention pond in accordance with the permits.

Section 18.3 Access to Property. To permit Purchaser to perform the work contemplated by Sections 18.1 and 18.2, Seller will permit Purchaser and the Licensee Parties to enter upon the Real Property and Data Center Property as necessary to perform such work. Purchaser shall notify Seller of the intention of Purchaser or any Licensee Party to enter the Real Property and Data Center Property at least five (5) business days prior to such intended entry and specify the intended purpose therefor and the expected duration of such entry. At Seller’s option, Seller or Seller Representatives may be present for any such entry.

Purchaser agrees that in entering upon the Property and Data Center Property and performing any work pursuant to Sections 18.1 and 18.2, Purchaser and the other Licensee Parties will not: (i) unreasonably or materially disturb the Occupants or unreasonably interfere with their use of the Real Property or Data Center Property; (ii) unreasonably or materially interfere with the operation and maintenance of the Real Property or Data Center Property or Improvements (except such interference as is necessarily incident to the work contemplated by this Article XVIII); (iii) damage any part of the Real Property or Data Center Property or any personal property owned or held by any Occupant or any other person or entity (except for such damage as is within the scope of the work contemplated by this Article XVIII (e.g., the filling of the detention pond and the reconfiguration of the parking lot); (iv) injure or otherwise cause bodily harm to Seller or any Occupant, or to any of their respective agents, guests, invitees, contractors and employees, or to any other person or entity; (v) permit any liens to attach to the Real Property or Data Center Property by reason of the exercise of Purchaser’s rights under this Article XVIII. Purchaser will: (x) maintain commercial general liability insurance in an amount not less than $5,000,000 covering any accident arising in connection with the presence of Purchaser or the other Licensee Parties on the Real Property and Data Center Property and deliver a certificate of insurance verifying such coverage to Seller prior to entry upon the Real Property or Data Center Property (provided, that Purchaser may elect to self insure any risks required to be insured under this Subsection 18.3), (y) promptly pay when due the costs of all work done pursuant to this Article XVIII, and (z) promptly repair any damage to the Real Property or Data Center Property and Improvements caused by any such entry upon the Real Property or Data Center Property (except for such damage as is within the scope of the work contemplated by this Article XVIII (e.g., the filling of the detention pond and the reconfiguration of the parking lot).

Purchaser hereby indemnifies, defends and holds Seller and its officers, directors, affiliates, agents, employees, lenders, successors and assigns harmless from and against any and all Claims arising out of any entry onto the Real Property or Data Center Property pursuant to this Article XVIII by Purchaser or any Licensee Party, as a result of any work done by Purchaser or such Licensee Parties pursuant to this Article XVIII, or as a result of any violation of the provisions of this Section 18.3; provided, however, that Purchaser’s indemnity hereunder shall not include any Claims resulting from the discovery of pre-existing conditions at the Real Property or Data Center Property except to the extent such condition is aggravated by an act of Purchaser or any Licensee Party.

Section 18.4 Survival. The obligations of the parties under this Article XVIII shall survive the Closing. In the event of the termination of this Agreement by Seller pursuant to Section 10.2, Purchaser shall have no further obligations under this Article XVIII except (i) to reimburse Seller for out of pocket expenses incurred by Seller in good faith prior to such termination, and (ii) the indemnification obligations set forth in Section 18.3. In the event of termination of this Agreement by either party pursuant to Section 10.2 Seller shall have no obligation to reimburse Purchaser for sums which Purchaser paid to Seller in connection with Sections 18.1 through 18.3 or under Section 3 of the Second Amendment or otherwise expended by Purchaser in connection therewith.”

3. Development Agreement Clarification. If Purchaser so requests in writing, Seller will cooperate, prior to Closing, and at Purchaser’s expense and in a commercially reasonable manner, with Purchaser’s efforts to obtain clarification from the City of Redmond as to questions that Purchaser may have regarding the number of additional square feet of improvements that can be built in Phase III under the Development Agreement. Purchaser shall reimburse Seller for its out-of-pocket costs incurred in connection with such cooperation within ten (10) business days of Purchaser’s receipt of each invoice therefor.

4. Waiver of Section 5.5 Termination Right. In consideration of, and effective upon, the execution of this Amendment, Purchaser waives its right to terminate the Agreement pursuant to Section 5.5 of the Agreement.

5. No Other Amendments. Except as expressly amended by this Amendment, the Agreement remains unmodified and in full force and effect.

SELLER:

GENERAL AMERICA CORPORATION, a Washington corporation

By	/s/ Stephanie Daley-Watson
Its	Vice President & Secretary

PURCHASER:

MICROSOFT CORPORATION, a Washington corporation

By	/s/ Chris R. Owens
Its	General Manager, Real Estate & Facilities